Penton Media, Inc.
Third Quarter/YTD September 30, 2005
Performance and Operating Highlights

Third Quarter and YTD Periods Ending September 30
($ in thousands)	Third Quarter				Year to Date
	2005	2004	$ Change	% Change	2005	2004	$ Change	% Change
Revenues	$50,986	$44,663	$6,323	14.2%	$148,131	$143,560	$4,571	3.2%

Net Income (Loss)	$259	$(44,396)	$44,655	100.6%	$(3,732)	$(65,524)	$61,792	94.3%

Net Loss Applicable to Common Stockholders	$(1,702)	$(46,168)	$44,466	96.3%	$(9,407)	$(75,897)	$66,490	87.6%

Adjusted EBITDA*	$12,235	$6,441	$5,794	90.0%	$34,564	$22,785	$11,779	51.7%

• Reconciliation of net income (loss) to Consolidated Adjusted EBITDA follows in this document.

Q3 2005 Performance Highlights Compared with Year-Ago Period

•	Q3 revenues were up $6.3m, or 14.2%. Growth was driven substantially by a shift in timing of Natural Products Expo East from Q4 in 2004 to Q3 this year, as well as increased technology events revenues and growth in eMedia across substantially all our market groups.

•	Penton profit performance improved, with Q3 net income of $0.3 million compared with a loss of $44.4 million in the third quarter last year. Last year’s quarter included a $39.7m asset impairment, while there were no impairments in Q3 2005.

•	Adjusted EBITDA was up $5.8m, or 90.0%, for the quarter, with the increase largely due to the timing shift of Natural Products Expo East, as well as technology events and eMedia growth.

Year-to-date September 30 Compared with Year-Ago Period

•	Revenues for the nine-month-period were up $4.6m, or 3.2%.

•	Adjusted EBITDA through September grew $11.8m, or 51.7%.

Product Line Review

•	Publishing

•	Q3 revenues declined $3.1m or 8.4% to $33.9m. The most significant declines in print media were isolated to titles serving manufacturing, electronics, government, and convenience store markets. Our manufacturing group was impacted by the absence of publishing revenues relating to the IMTS trade show, a major biannual manufacturing trade show that was not held in 2005. The electronics group was impacted by the shutdown in April 2005 of Wireless Systems Design.

•	YTD revenues were down 5.1% to $101.9m.

•	Events

•	Q3 revenues for trade shows and conferences increased $8.8m to $12.7m. Events were impacted by the Natural Products Expo East timing shift and an increase in road show revenues.

•	YTD revenues for events increased 33.6% to $32.8m.

•	Online

•	Q3 revenues for eMedia were up $0.6m, or 16.8%, to $4.4m, reflecting customers’ increased spending on the online components of their marketing programs. Web site-related revenues were up over 33%; webcast revenue expanded by more than 27%, and enewsletter advertising climbed by more than 25% in the period.

•	YTD eMedia revenues were up 15.1% to $13.4m.

Financial Developments

The Company lowered its interest payments in October with a repurchase of $10m face value of its 10 3/8% Senior Subordinated Notes at 90% of par. The buyback resulted in a gain of approximately $0.8 million, which will be recorded in Q4 2005. Total debt after the buyback is $323m.

Strategic & Operating Highlights

Key components of our strategic growth plan are to leverage the strong market positions of our print brands to develop new products, with a focus on offering our customers a complete array of integrated media – print, event and online media – to meet their information needs and marketing objectives. Particular focus is on building our eMedia portfolio in all the markets we serve, leveraging marketers’ increasing investments in the eMedia components of their marketing plans.

We’ve had solid success in implementing the strategy, with sustained growth momentum for eMedia across substantially all our market groups.

•	Web site redesigns, site launches and strategic content partnerships have driven higher site traffic and advertiser support.

•	Page views for our sites through September 30 increased 13%, with 13.5m average page views per month. Unique visitors for the period grew 21%, with 3.6m average unique visitors per month.

•	Our Web-related advertising revenues grew over $0.4m, or 33%, for the quarter, and increased more than $1.2m, or 34%, YTD.

•	Webcast sponsorship revenue grew over 27% in the quarter. We produced 56 webcasts in 3Q compared with approximately 44 in 3Q last year. Year to date through September 2005, we produced 173 webcasts compared with 116 in 2004.

•	We continued aggressive work on site redesigns, content enhancements, and strategic partnerships in the quarter to drive improved service to our markets and future growth.

•	We redesigned New Equipment Digest’s Web site, newequipment.com, featuring vertical market search capability of content from 23 Penton industrial-sector sites, Google-inspired product and vendor search capabilities, and user customization tools.

•	We launched a site for Welding Design & Fabrication, weldingdesign.com, featuring “work zones” that serve information and product needs of users of welding equipment.

•	Vertical market directory launches and search upgrades were made to our metals group Web sites, creating competitive advantages for Foundrymag.com and Metalproducing.com.

•	Our Machine Design brand recently entered into a strategic agreement – with IDES, a plastic materials search engine – calling for a co-branded site that will provide additional online marketing opportunities for customers and sophisticated product/vendor search tools for the engineering audience of machinedesign.com.

•	In Q3, Penton hired a Corporate eMedia Sales Manager to spearhead sales of remnant eMedia inventory and to launch new corporate-wide eMedia products.

•	We have expanded our relationship with Google, launching Google SiteTargeting on select sites to monetize remnant Web inventory and Google Ads for Newsletters to monetize remnant email newsletter inventory.

•	We’ve also entered the behavioral targeting market and are engaged in a pilot test with Tacoda, a leading behavioral targeting network.

Reporting Segment Overview

•	Industry

•	Q3 revenues were down $1.1m or 5.4% to $19.8m.

•	YTD revenues of $57.2m were essentially even with the 2004 period.

•	YTD online media revenues for the segment grew $1.6m, or 68.5%, to $3.9m, with substantial gains from our manufacturing and design engineering groups.

•	Technology

•	Q3 revenues grew $0.3m or 1.8% to $14.4m.

•	YTD revenues were down $1.6m, or 3.7%.

•	Growth in conferences and road shows drove growth. Our print brands serving the IT market, while down in revenues on a year-on-year basis, have continued to drive ad page improvement, with iSeries NEWS, Windows IT Pro and SQL Server page increases through August of 75.34, 15.34 and 43.08, respectively, as measured by Inquiry Management Systems.

•	Lifestyle

•	Q3 revenues grew $7.3m to $11.2m, due largely to the shift in timing of Natural Products Expo East.

•	YTD revenues grew $7.0m, or 28.2%, to $32.1m.

•	The strong performance of Natural Products Expo West and a growing eMedia business contributed to year-on-year growth.

•	Retail

•	Q3 revenues of $5.6m were down modestly.

•	YTD revenues decreased $0.5m, or 3.1%.

•	Our food-related products have performed well this year. Segment declines have been largely isolated to our convenience store retail group, which has recently undergone a strategic refocusing in conjunction with the appointment of a new publisher.

Reconciliation of Net Income (Loss) to EBITDA and Consolidated Adjusted EBITDA
($ in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net income (loss)	$259	$(44,396)	$(3,732)	$(65,524)
Interest expense	9,354	9,693	28,100	28,513
Provision (benefit) for income taxes	618	(369)	2,014	1,162
Depreciation and amortization	1,993	2,168	6,570	7,843

EBITDA	12,224	(32,904)	32,952	(28,006)
Loan and Security Agreement Adjustments:
Impairment of assets	—	34,466	—	34,466
Restructuring and other charges	(22)	1,261	230	5,623
Provision for loan impairment	—	—	—	1,717
Executive separation costs	1	21	4	2,722
Non-cash compensation	4	25	18	707
Interest income	(41)	(38)	(103)	(174)
Discontinued operations, net of taxes	—	3,595	2,959	5,719
Gain on extinguishment of debt	—	—	(1,589)	—
Other, net	69	15	93	11

Consolidated Adjusted EBITDA	$12,235	$6,441	$34,564	$22,785